Exhibit 99.1
Post Holdings to Close its Dymatize Manufacturing Facility and Permanently Transfer Production to Third Parties; Affirms Certain Fiscal 2015 Guidance
St. Louis, Missouri - September 16, 2015 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced it will close its Dymatize manufacturing facility in Farmers Branch, Texas and permanently transfer production to third party facilities under co-manufacturing agreements. The decision will impact approximately 115 employees. Post has committed to providing severance and transition assistance to all affected employees.
“We have determined that the cost and effort to bring this facility to an acceptable reliability and margin level is better deployed in brand building and sales infrastructure,” said Rob Vitale, Post’s President and CEO. “This decision enables us to focus on rapidly changing consumer trends, developing innovative products and building upon the strong Dymatize brand.”
As a result of plant operational and quality issues, the manufacturing facility has ceased production, resulting in a write-off of approximately $9.2 million of unsalable inventory. Final closure of the facility is expected to be completed by December 1, 2015, and through Dymatize’s strong relationships with certain co-manufacturers, production of the Dymatize products by third parties has begun.
In connection with the closure, Post expects to incur pretax charges of approximately $11 million to $16 million, which will be treated as adjustments for purposes of calculating Adjusted EBITDA and other non-GAAP measures. These charges include approximately $4 million to $6 million for severance, retention and other plant closure costs and a reserve of approximately $7 million to $10 million for usable inventory rendered less than fully recoverable by the decision to close the manufacturing facility. These charges are expected to be incurred primarily in Post’s fourth quarter of fiscal 2015, of which approximately $2.5 million to $3.5 million will be incurred in fiscal 2016.
The estimates discussed above exclude any non-cash impairment charges, which cannot be determined at this time. Post will be evaluating the need for non-cash impairment charges on the carrying value of goodwill, intangibles and property, plant and equipment associated with Dymatize in connection with the preparation of Post’s fiscal fourth quarter financial statements.
Confirmation of Fiscal 2015 Adjusted EBITDA Guidance
Today, Post management also affirmed its fiscal 2015 Adjusted EBITDA guidance to be between $635 million and $650 million, which includes the impact of the write-off of approximately $9.2 million of unsalable inventory described above, which will not be treated as an adjustment for the purpose of calculating Adjusted EBITDA and other non-GAAP measures.
Use of Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure. Management believes the use of such non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. These measures may not be comparable to similarly-titled measures of other companies. The Company has not provided a quantitative reconciliation between Adjusted EBITDA presented above to the most comparable financial measure or measures calculated and presented in accordance with GAAP because it is not reasonably practicable to produce such reconciliation for this prospective financial information.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions upon which the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post management believes is realizable as of the date of this press release. It should also be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including its fiscal 2015 Adjusted EBITDA guidance, the expected timing of the closure of the plant, the transition of production to co-manufacturing agreements, and the amount and timing of the expected charges associated with the closure. These forward-looking statements are based on the current expectations of Post and are subject to uncertainty and changes in circumstances. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include our ability to continue to compete in our product markets and our ability to retain market position; changes in our cost structure, management, financing and business operations; significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products; our ability to maintain competitive pricing, introduce new products or successfully manage costs; our ability to successfully implement business strategies to reduce costs; changes in economic conditions and consumer demand for our products; labor strikes, work stoppages or unionization efforts; our reliance on third party manufacturers for certain of our products; disruptions or inefficiencies in supply chain; changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control; business disruptions caused by information technology failures and/or technology hacking; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. Investors are cautioned not to place undue reliance on these forward-looking statements. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, private label, refrigerated and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the ready-to-eat cereal category and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, Frosted Mini Spooners®, Golden Puffs®, Cinnamon Toasters®, Fruity Dyno-Bites®, Cocoa Dyno-Bites®, Berry Colossal Crunch® and Malt-O-Meal® hot wheat cereal. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the foodservice, food ingredient and private label retail channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s active nutrition platform aids consumers in adopting healthier lifestyles through brands such as PowerBar®, Premier Protein® and Dymatize®. Post’s Private Brands Group manufactures private label peanut butter and other nut butters, dried fruits, baking and snacking nuts, cereal and granola. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626